EOTT ENERGY Operating Limited Partnership
                                    5400 ALDRIN COURT
                                  BAKERSFIELD, CA  93313



September 2, 1999

                                 CRUDE OIL PURCHASE CONTRACT

HALLADOR PRODUCTION COMPANY
1660 LINCOLN STREET, SUITE 2700
DENVER, CO  80264                                        EOTT CONTRACT #36937

The undersigned "Seller" whether one or more, hereby represents, warrants and declares that it is authorized to deliver and sell (and receive 100% of the proceeds) for all of the "oil" produced from the following:

Lease (s):     South Cuyama Lease #5093872;  Hibberd Lease #5093873

Described as:  Santa Barbara County, CA

This Crude Oil Purchase Agreement ("Agreement") between Hallador Production Company, hereinafter called "Seller," and EOTT ENERGY Operating Limited Partnership, hereinafter called "Buyer," sets forth the terms and conditions under which Seller agrees to sell and deliver, and Buyer agrees to purchase and receive, the crude and/or condensate ("oil") from the above described Lease(s), to wit:

I. TERM:
Effective January 01, 2000 through March 31, 2000 continuing thereafter on a 30 day evergreen

II. TYPE OF OIL:
Buena Vista Hills

III. QUANTITY:
About 700 to 1400 barrels per day

IV. DELIVERY:
Delivery shall be made from designated shipping tanks and/or through sales meters into EOTT's designated carrier from the South Cuyama Lease #5093872; Hibberd Lease #5093873. Title shall pass from Hallador Production Company to EOTT as crude oil passes through the outlet flange of the tank.

V. PRICE:
Average of Chevron, Union, & Equiva's Buena Vista Posting, plus $0.85 per barrel, gravity adjusted, EDQ.

VI. PAYMENT:
Payment shall be made on the twentieth (20th) of the month following the month of delivery.

VII. INVOICES:
All invoices, invoicing documents and invoicing matters for EOTT Energy Operating Limited Partnership, shall be sent to the following address:

CONTRACTS:
EOTT ENERGY Operating Limited Partnership
Attn: Shellie Williams/Lease Acquisitions
5400 Aldrin Court
Bakersfield, CA  93313
Phone #(661)397-3900 Fax #(661)834-5410

INVOICES:
EOTT ENERGY Operating Limited Partnership
Attn:  Crude Oil Accounting
111 West Ocean Blvd., Suite 1700
Long Beach, CA 90802
Fax invoices to: (562)436-8319

DIVISION ORDERS:
EOTT ENERGY Operating Limited Partnership
Attn: Division Order Department
P.O. Box 4666
Houston, TX  77251-4666


HALLADOR PRODUCTION COMPANY        EOTT ENERGY Operating Limited Partnership

By:       /S/VICTOR P. STABIO       By:       /S/TED MCCURDY
Printed:  Victor P. Stabio          Printed:  Ted McCurdy
Title:    President                 Title:    Manager, Lease Acquisitions
Date:     9/3/99                    Date:     September 2, 1999
Tax ID#:  84-0428142


Please return one executed copy in the self addressed envelope.

                                    EOTT ENERGY CORP.
                                    General Partner